Exhibit 99.1

FOR IMMEDIATE RELEASE

ESS Inc., a Long-Duration Energy Storage Solutions Company, to Become a Publicly Listed Company through Merger with ACON S2 Acquisition Corp.

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ESS Tech, Inc. has entered into a definitive business combination agreement with ACON S2 Acquisition Corp. (NASDAQ: STWO); upon closing, the combined company expects to be listed on the New York Stock Exchange under the ticker symbol “GWH.”

•	ESS has developed a category-defining technology, an environmentally friendly, low-cost, long-duration storage battery engineered to support renewables and stabilize the electrical grid.

•	Built from earth-abundant materials, the ESS solution can be deployed in a wide variety of environments, can operate across a wide temperature range and poses no explosion risk.

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Disrupting a large and fast-growing market, ESS is valued at approximately $1.1 billion, offering investors an attractive opportunity to invest in a high-growth, genuinely sustainable business that enables our renewable future.

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The business combination is expected to provide approximately $465 million in net proceeds to the combined company (assuming no redemptions), including a $250 million fully committed PIPE from top-tier institutional investors, including Fidelity Management & Research Company LLC, primarily to fund manufacturing expansion to 16 GWh across three continents.

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Additionally, existing investors SB Energy (SoftBank Group Corp.), Breakthrough Energy Ventures and BASF Venture Capital have also participated in the PIPE, increasing their existing equity holdings in ESS, and plan to continue their successful long-term partnership with ESS.

Wilsonville, OR and Washington, DC – May 7, 2021: ESS Tech, Inc. (“ESS, Inc.”, “ESS” or the “Company”), a manufacturer of long-duration iron flow batteries for commercial and utility-scale energy storage applications, and ACON S2 Acquisition Corp. (NASDAQ: STWO), a publicly traded special purpose acquisition company, today announced they have entered into a definitive agreement for a business combination that will result in ESS becoming a publicly listed company.

ESS was founded in 2011 with a mission to develop the cleanest, lowest-cost long-duration energy storage systems on the market. ESS developed an iron flow battery technology with innovative technological breakthroughs that is built to transform the utility grid by enabling safe, environmentally-friendly, long-duration storage. Unlike traditional lithium-ion batteries that are made from hazardous and costly materials, ESS’ patent-protected battery solutions use abundant iron, salt and water, making them environmentally safe and cost-effective energy storage systems.

Renewable energy deployment is increasing dramatically, with installation records set each year and now surpassing other forms of new generation coming online. In the long run, grid-scale energy storage will need the capabilities of long-duration storage to pick up the load for four to twelve hours when variable generation wanes, yet be flexible enough to support fast-changing grid needs. The total addressable market for energy storage systems is expected to grow at a 34% CAGR from $8 billion in 2020 to $56 billion in 2027, driven primarily by growing deployments of solar and wind power, as well as a desire to increase the power grid’s resiliency. ESS’ energy storage systems provide an optimal solution for utilities, independent power producers and microgrids seeking a reliable, safe and durable solution for four- to twelve-hour power storage that doesn’t degrade over time. That is the capability that ESS iron flow battery technology can deliver.

“The goal of ESS from its inception has been to develop a fundamentally new, high-performance battery technology,” said ESS CEO Eric Dresselhuys. “Our team has delivered on that goal over the last decade by developing patent-protected iron flow battery technology that is well-suited for the grid and the environment. Unlike currently available approaches, our solution offers a green, lower lifecycle cost, energy storage system with performance that doesn’t degrade over time. We’re excited about today’s announcement as it marks the beginning of our next chapter to capitalize on burgeoning opportunities in the long-duration energy storage market. We are thrilled to team up with ACON S2 to deliver long-term value for our customers, partners, employees, shareholders and the planet as a public company.”

Craig Evans, ESS President and Co-founder stated, “Our team worked diligently for the last decade to create a storage solution that could provide a meaningful addition to the world’s transition to a renewable future. We have made incredible strides to that end and I am very excited about the next phase for ESS and our ability to accelerate our growth.”

“ESS offers a remarkable technology that is a game-changer in the world’s transition to clean energy,” said Adam Kriger, CEO of ACON S2 Acquisition Corp. “With its tremendous market opportunity and leadership position in cost, performance and sustainability, ESS has a clear trajectory for growth as it scales. We are thrilled that this transaction aligns with our mission of combining with a leader in Strategic Sustainability; when a business’ pursuit of sustainability—environmental, social and/or economic—is central to driving its performance and success. We look forward to collaborating with Eric, Craig and the entire ESS team.”

Transaction Overview

The business combination values the combined company at a $1.072 billion pro forma enterprise value. The transaction will provide approximately $465 million of pro forma net cash to the combined company, assuming no redemptions by ACON S2 shareholders. Assuming no public shareholders of ACON S2 exercise their redemption rights, ESS’ existing shareholders, including its founders, will own approximately 64% of the combined company. As part of the transaction, ACON S2 raised a $250 million fully committed PIPE from institutional investors including Fidelity Management & Research Company LLC, SB Energy Global Holdings Ltd, a wholly-owned subsidiary of SoftBank Group Corp., Breakthrough Energy Ventures and BASF Venture Capital. In total, investors in the PIPE will own approximately 16% of the issued and outstanding shares of common stock of the combined company at closing. The net proceeds from this transaction will be used to increase manufacturing capacity globally and invest in extending ESS’ technology advantage.

The Boards of Directors of ESS and ACON S2 have unanimously approved the transaction. The transaction is expected to close in the third quarter.

Additional information about the proposed transaction, including a copy of the business combination and investor presentation, will be provided in a Current Report on Form 8-K to be filed by ACON S2 with the Securities and Exchange Commission and will be available on the ESS investor relations page at essinc.com/investors and at www.sec.gov.

Advisors

Deutsche Bank Securities Inc. is serving as capital markets advisor and placement agent to ACON S2. Kirkland & Ellis LLP is serving as legal counsel to ACON S2. Nomura Greentech is serving as financial advisor and Wilson Sonsini Goodrich & Rosati, P.C. is serving as legal counsel to ESS. Fried, Frank, Harris, Shriver & Jacobson LLP is serving as placement agent’s counsel on the PIPE transaction. Deutsche Bank Securities Inc., Cowen and Company and Stifel, Nicolaus & Company served as joint-book running managers for the ACON S2 initial public offering.

Conference Call and Webcast Information

ESS and ACON S2 will host a joint investor conference call to discuss the proposed transaction on May 7, 2021, at 8:00 a.m. EDT. Interested parties may listen to the prepared remarks via telephone by calling (855) 859-2056 in the U.S., or for international callers, by calling (404) 537-3406 and entering conference ID 2588795. A telephone replay will be available until May 19, 2021, by dialing (855) 859-2056 in the U.S., or for international callers, (404) 537-3406 with conference ID 2588795.

Investor Presentation

A link to the company’s investor presentation and other resources related to the transaction can be found here: https://essinc.com/investors/.

About ESS Inc.

ESS Inc. designs, builds and deploys environmentally sustainable, low-cost, iron flow batteries for long-duration commercial and utility-scale energy storage applications requiring from 4 to 12 hours of flexible energy capacity. The Energy Warehouse™ and Energy Center™ use earth-abundant iron, salt, and water for the electrolyte, resulting in an environmentally benign, long-life energy storage solution for the world’s renewable energy infrastructure. Established in 2011, ESS Inc. enables project developers, utilities, and commercial and industrial facility owners to make the transition to more flexible non-lithium-ion storage that is better suited for the grid and the environment. For more information visit www.essinc.com.

About ACON S2 Acquisition Corp.

ACON S2 is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. ACON S2 has a focus on businesses that employ a strategic approach to sustainability; that is, a business whose pursuit of sustainability—environmental, social and/or economic—is core to driving its performance and success. ACON S2’s sponsor is an affiliate of ACON Investments, L.L.C.

About ACON Investments, L.L.C.

ACON Investments, L.L.C., headquartered in Washington, DC, is an international private equity firm investing in North America, Latin America and Europe. Founded in 1996, ACON has managed approximately $6 billion of capital to date and has professionals in Washington, DC, Los Angeles, Mexico City, São Paulo, Bogotá and Madrid. For more information, visit www.aconinvestments.com.

Additional Information and Where to Find It

A full description of the terms of the transaction will be provided in a registration statement on Form S-4 to be filed with the SEC by ACON S2 that will include a prospectus with respect to the combined company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of ACON S2 to vote on the business combination. ACON S2 urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about ACON S2, the Company and the transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of ACON S2 as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: ACON S2, 1133 Connecticut Avenue NW, Suite 700, Washington, DC 20036. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

ACON S2 and ESS and their respective directors and officers may be deemed to be participants in the solicitation of proxies from ACON S2’s stockholders in connection with the proposed transaction. Information about ACON S2’s directors and executive officers and their ownership of ACON S2’s securities is set forth in ACON S2’s filings with the SEC. To the extent that holdings of ACON S2’s securities have changed since the amounts printed in ACON S2’s Registration Statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/consent solicitation statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of ACON S2, ESS or the combined company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

This communication contains certain forward-looking statements, including statements regarding ACON S2’s, ESS’ or their management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on ACON S2’s and ESS’ current expectations and beliefs concerning future developments and their potential effects on ACON S2, ESS or any successor entity of the proposed transactions. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including but not limited to: (i) the risk that the proposed transactions may not be completed in a timely manner or at all, which may adversely affect the price of ACON S2’s securities, (ii) the failure to satisfy the conditions to the consummation of the proposed transactions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination, (iv) the effect of the announcement or pendency of the proposed transactions on ESS’ business relationships, operating results and business generally, (v) risks that the proposed transactions disrupt current plans and operations of ESS, (vi) changes in the competitive and highly regulated industries in which ESS plans to operate, variations in operating performance across competitors, changes in laws and regulations affecting ESS’ business and changes in the combined capital structure and (vii) the ability to implement business plans, forecasts and other expectations after the completion of the proposed transactions, and identify and realize additional opportunities. There can be no assurance that the future developments affecting ACON S2, ESS or any successor entity of the proposed transactions will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond ACON S2’s or ESS’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of ACON S2’s registration on Form S-1 (File No. 333-248515), the registration statement on Form S-4 expected to be filed in connection with the business combination, and other documents filed by ACON S2 from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Except as required by law, ACON S2 and ESS are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. Neither ACON S2 nor ESS gives any assurance that either the ACON S2 or ESS, or the combined company, will achieve its expectations.

Contacts

For Investors:

Erik Bylin

investors@essinc.com

510-315-1004

For Media:

Gene Hunt

Trevi Communications, Inc.

978-750-0333 ext. 101

gene@trevicomm.com

For ACON S2:

Emily Claffey/Julie Rudnick/Kevin Siegel

Sard Verbinnen & Co

STWO-SVC@sardverb.com